UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2004

Lithia Motors, Inc.
 (Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

360 E. Jackson Street, Medford, Oregon	97501
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number including area code: 541-776-6868

Not applicable
 (Former name or former address, if changed since last report)

Item 7.        Financial Statements and Exhibits

                    (a)        Financial statements of business acquired.

                                Not applicable.

                    (b)        Pro Forma Financial Information

                                Not applicable.

                    (c)        Exhibits.

                                The following exhibits are being filed herewith and this list shall constitute the exhibit index:

                                Exhibit

                                99     Press Release

Item 9.        Regulation FD Disclosure

        Lithia Motors issued a press release on May 4, 2004, to announce the completion of our convertible note offering and the purchase of two Chevrolet stores in Alaska. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)
Date: May 4, 2004	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

EXHIBIT 99

LITHIA MOTORS ANNOUNCES CLOSING OF CONVERTIBLE NOTE OFFERING, PURCHASE OF ALASKA STORES

Medford, Or. -- May 4, 2004. Lithia Motors, Inc. (NYSE:LAD) today announced the completion of its sale of $85 million in principal amount of 2.875% convertible senior subordinated notes due 2014. The initial purchasers have been granted a 13-day option to purchase up to an additional $15 million in notes. The notes will be convertible under certain circumstances into shares of Lithia's Class A common stock at an initial conversion rate of 26.5331 shares per $1,000 principal amount of notes. Net proceeds from the sale of the notes will be used to pay down its lines of credit which have been used to finance prior acquisitions and its new and used vehicle inventories.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Lithia also reported that on Friday, April 30, 2004, it had completed its purchase of the two Chevrolet stores located in Anchorage and Wasilla, Alaska previously announced on April 26, 2004.

Contact: Jeff DeBoer, Senior VP and Chief Financial Officer 541-776-6868 (email: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at 541-776-6819 (dretzlaff@lithia.com) or log-on to: www.lithia.com -- go to About Lithia - Investor Relations.